Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BITDEER TECHNOLOGIES GROUP

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value US$0.0000001 per share	(1)	Other	186,627	$13.00	$2,426,151.00	0.0001531	$371.44

Total Offering Amounts:							$2,426,151.00		371.44
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$371.44

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Class A ordinary shares of Bitdeer Technologies Group (the “Registrant”), par value $0.0000001 per share (“Class A Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could affect the Class A Ordinary Shares to be offered by the selling securityholders.

The amount registered represents Class A Ordinary Shares being registered for resale by the selling securityholder named in the registration statement.

The proposed maximum offering price per unit is calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Class A Ordinary Shares on the Nasdaq Stock Market LLC on August 22, 2025.

The amount of registration fee is calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the fee rate.